Exhibit 99.2

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Wednesday, January 19, 2005	(432) 620-0300

KEY ENERGY PROVIDES SELECT FINANCIAL DATA

MIDLAND, TX, January 19, 2005 – Key Energy Services, Inc. (NYSE: KEG) today announced select financial data for the month ended November 30, 2004.  The Company is providing this information to investors as part of the consent from the holders of the Company’s 6 3/8% senior notes due 2013 and its 8 3/8% senior notes due 2008.  The information is set forth in the table below.

ACTIVITY UPDATE

The Company’s rig hours for the month of December 2004 are presented in the table below.  In January 2005, as previously disclosed, the Company completed the divestiture of its land drilling assets and certain rig hauling trucks.  The table below includes approximately 14,185 rig hours contributed by the Company’s land drilling rig assets and approximately 1,771 hours contributed by rig hauling trucks which were divested.

	Month Ending
	12/31/2004	11/30/2004	12/31/2003
Working Days	20	20	21
Rig Hours	213,531	208,252	189,087
Trucking Hours	217,213	205,086	235,977

The Company calculates working days as total weekdays for the month less any company holidays that fall in that month. For the month of January 2005, there are 21 working days.

6 Desta Drive, Midland, TX 79705

SELECT FINANCIAL INFORMATION

Set forth below is certain financial information for the Company for the month ended November 30, 2004.  The information provided has been prepared by management from the books and records of the Company, but is unaudited and has not been reviewed by the Company’s independent accountants.  The table does not contain all the information or notes that would be included in the Company’s financial statements.

Month Ending 11/30/2004

(In thousands - Unaudited)
Select Operating Data:
Revenues
Well servicing	$81,313
Contract drilling	7,193
Other (1)	(3,349)
Total revenues	$85,157

Costs and Expenses
Well servicing	$58,034
Contract drilling	5,622
General and administrative	10,343
Interest	4,578

11/30/2004
(In thousands - Unaudited)
Select Balance Sheet Data:
Current Assets
Cash and cash equivalents (2)	$18,200

Accounts receivable, net of allowance for doubtful accounts	214,458
Inventories	18,928
Prepaid expenses and other current assets	19,820
Total current assets	$271,406

Current Liabilities
Accounts payable	56,920
Other accrued liabilities	68,828
Accrued interest	7,069
Current portion of long-term debt and capital lease obligations	4,433
Total current liabilities	$137,250

Long-term debt, less current portion	$473,898
Capital lease obligations, less current portion	8,866
Deferred revenue	571
Non-current accrued expenses	40,113

(1)          Other revenue includes a loss on disposal of approximately $2,300,000 which is associated with the Company’s program to dispose of scrap assets and a loss of approximately $1,400,000 which is associated with the sale of land and buildings.  These items may be subject to the ongoing restatement process and, therefore, may be reflected in 2003 or prior years upon completion of the restatement process.

(2)          Capital expenditures were approximately $5,749,000, for the month ended November 30, 2004.  Cash and cash equivalents at January 18, 2005 totaled approximately $94.0 million.

The information herein represents the results for only one month; ordinarily the Company reports financial information on a quarterly basis, and the information herein is not necessarily indicative of the results that may be reported for the full quarter ended December 31, 2004 or for the fiscal year ended December 31, 2004.  The information herein is selected financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements.  Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements.  It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2004 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 financial statements; risks affecting activity levels for rig hours; the impact of the sale of the Company’s land drilling assets, and risks that the financial information for the remaining month of the fourth quarter of 2004 will differ from those reported for November 2004.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.